Exhibit 99.1

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES 2004 FIRST QUARTER

FINANCIAL RESULTS

Novato, CA – May 12, 2004—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today financial results for the first quarter ended March 28, 2004.

For the first quarter 2004, net revenues were $31.3 million, compared with revenues of $39.0 million in the first quarter 2003. Gross profit for the quarter was $8.2 million, or 26.1 percent versus $11.4 million or 29.2 percent for the same period a year ago. The first quarter net loss was $2.2 million, or a loss of $0.18 per diluted share, versus a net loss of $4.1 million, or $0.32 per diluted share, for the first quarter of 2003. The first quarter 2004 net loss includes merger-related costs of $0.5 million related to the previously announced proposed merger with Kforce. In addition, the Company did not book any tax benefit against the operating losses incurred in the first quarter of 2004.

“During the latter part of the quarter and in recent weeks, we noted several positive trends. The most significant one was the improvement in our revenue run rates during the quarter. For our OnStaff® Division, the upward trend started near the end of the first quarter. Its revenue bottomed-out and started to recover and this trend has continued over the first half of the second quarter,” stated Brenda Rhodes, Chairman and CEO. “We saw a slight drop in our Technology Division’s revenue the first month of the quarter but that has also started to recover. For both divisions, we saw an increase in the average weekly run rate, since the lows of this past holiday season. We believe this recent momentum bodes well for our pending merger with Kforce,” added Ms. Rhodes.

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Hall, Kinion & Associates, Inc.

May 12, 2004 / Page 2 of 4

About Hall, Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. Hall Kinion finds, evaluates and places industry-specific Technology and Corporate Professionals. Founded in 1991, Hall Kinion completed its initial public offering in 1997. Hall Kinion operates two divisions, both of which provide consultants and direct-hire talent: the Technology Professional Division places highly-skilled experts in positions ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors; and the Corporate Professional Services Division (OnStaff®) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit Hall Kinion’s Web site at www.hallkinion.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K/A for the year ended December 28, 2003 and other filings made with the Securities & Exchange Commission (“SEC”).

This press release speaks only as of the date it was issued and readers are cautioned that changes in general economic, business or other conditions or in the business condition, financial results or operations of Hall Kinion may have occurred since such date. Hall Kinion undertakes no duty to update the information appearing in the press release. Also, subsequent press releases may have been issued, subsequent public conference calls may have been held or documents containing later or additional information may have been filed with the SEC or NASDAQ or otherwise become available or come into existence.

FINANCIAL TABLES FOLLOW

Hall, Kinion and Associates, Inc.

May 12, 2004 / Page 3 of 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 28, 2004	March 30, 2003
Net revenues:

Contract services	$30,367	$37,858
Permanent placement	952	1,122

Total net revenues	31,319	38,980
Cost of contract services	23,150	27,604

Gross profit	8,169	11,376

Operating expenses:
Operating expenses	10,214	13,055
Restructuring costs		2,261

Total operating expenses	10,214	15,316

Loss from operations	(2,045)	(3,940)
Other expense, net	(134)	(118)

Loss before income taxes	(2,179)	(4,058)
Income taxes provision	37	—

Net loss	$(2,216)	$(4,058)

Net loss per share:
Basic	$(0.18)	$(0.32)
Diluted	$(0.18)	$(0.32)
Shares used in per share calculations:
Shares Outstanding—Basic	12,589	12,583
Shares Outstanding—Diluted	12,589	12,583

Hall, Kinion and Associates, Inc.

May 12, 2004 / Page 4 of 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 28, 2004	Dec. 28, 2003
Current Assets:
Cash and cash equivalents	$1,554	$4,517
Accounts receivable, net	17,667	15,787
Prepaid expenses and other current assets	930	2,653
Property held for sale	—	1,593

Total current assets	20,151	24,550

Property and equipment, net	3,128	3,501
Goodwill	15,390	15,390
Intangible assets, net	9,763	9,982
Deferred income taxes and other assets	1,586	1,620

Total assets	$50,018	$55,043

Liabilities and stockholders’ equity

Current Liabilities:
Line of credit	$6,566	$8,528
Accounts payable and accrued expenses	17,421	16,844
Income taxes payable	117	150

Total current liabilities	24,104	25,522
Long-term debt and other non-current obligations	2,728	4,228

Total liabilities	26,832	29,750

Commitments and contingencies
Stockholders’ Equity:
Common stock	84,725	84,716
Stockholder notes receivable	(300)	(400)
Accumulated other comprehensive loss	(85)	(85)
Accumulated deficit	(61,154)	(58,938)

Total stockholders’ equity	23,186	25,293

Total liabilities and stockholders’ equity	$50,018	$55,043